Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of December 21, 2007 (the “Effective Date”) by and between Larry Prosi (“Executive”) and 1st Pacific Bancorp, a California corporation (“Bancorp”) and 1st Pacific Bank of California, a California state-chartered bank (“Bank”) (collectively, Bancorp and Bank are referred to as the “Employer”), with regard to the following:

A.                                   Executive has served as the Executive Vice President and Chief Operating Officer of the Bank under an Employment Agreement between Executive and Bank dated January 1, 2006 (the “Former Employment Agreement”).

B.                                     Executive and the Employer have agreed that Executive shall continue to serve as the Executive Vice President and Chief Operating Officer and a full-time employee of the Employer under the terms of this Agreement, and as such is expected to make a major contribution to the profitability, growth and financial strength of the Employer.

C.                                     The Employer considers the availability of Executive’s services, managerial skills and business experience to be in the best interests of the Employer and the shareholders of the Employer and desires to assure the continued services of Executive on behalf of the Employer.

D.                                    Executive is willing to be employed by the Employer upon the understanding that the Employer will provide him with income security and Benefits if his employment with the Employer is terminated, upon certain terms and conditions.

NOW, THEREFORE, for valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                       Definitions.

“Bancorp” means 1st Pacific Bancorp, a California corporation, its successors and permitted assigns.

“Bancorp Board” means the Board of Directors of Bancorp.

“Bank” means 1st Pacific Bank of California, a California state-chartered bank, its successors and permitted assigns.

“Bank Board” means the Board of Directors of the Bank.

“Beneficiary” means the person or entity to receive rights or Benefits under this Agreement, as set forth in this Agreement, in the event of the death of Executive.  Unless otherwise specified in a written notice to Bank, the Beneficiary shall be the spouse of Executive, if any, and if there is none, the estate of Executive (including any trust created by the terms of Executive’s will) or, if Executive provides Bank with written notice thereof prior to his death, any trust as to which Executive was a settlor with a power of revocation.

“Benefits” means the types and amounts of benefits provided under Paragraph 3.7, provided that if at the date of reference the terms of any Employer insurance plan prohibit the continuance or recommencement of insurance benefits that Executive formerly held, Employer shall be obligated to pay to Executive in cash on a monthly basis an amount equal to Employer’s former premium payments (pro rated on a monthly basis) for the benefit of Executive under such plan, except that if Executive is entitled to COBRA health insurance benefits the amount shall be increased to the amount payable by Executive for such benefits if higher than Employer’s former premium payments.

“Change of Control” means the occurrence of any of the following events:

(i)                                     any “person” (as used in Section 13(d) of the Securities Exchange Act of 1934 and the rules promulgated thereunder) becomes the “beneficial owner” (as defined in Rule 13d-3) of securities representing a majority of the voting power of the then outstanding securities of the Bank;

(ii)                                  a sale of assets involving all or substantially all of the assets of Bancorp or Bank; or

(iii)                               a merger or consolidation of Bancorp or Bank in which the holders of securities of Bancorp or Bank immediately prior to such event hold in the aggregate less than a majority of the securities of Bancorp or Bank or any other surviving or resulting entity immediately after such event.

“Change of Control Severance Benefits” means (i) an amount equal to the sum of (y) one (1) times Executive’s base annual salary at the rate then in effect in accordance with Paragraph 3.1, plus (z) the amount actually paid by the Employer to Executive under the Plan for the immediately preceding year, if any; and (ii) continuation of Benefits provided under Paragraph 3.7 or substitute equivalent Benefits in the event that the particular Benefits (for instance, insurance coverage) are not carried by the Employer under its programs following the Change of Control Termination, for a period of twelve (12) months.

“Change of Control Termination” means the termination of employment of Executive within twelve (12) months after a Change of Control (i) by the Employer under Paragraph 4.1.5; or (ii) by Executive under Paragraph 4.2 for Good Cause.

“Code” means the Internal Revenue Code of 1986, as amended.

“Disability” shall be deemed to occur on the date that benefits under the Employer’s group long term disability insurance are first payable for the benefit of Executive.

“Employer” means Bancorp and Bank.

“Employer Board” means the Boards of Directors of Bancorp and Bank.

“Executive” means Larry Prosi, or if deceased, his Beneficiary.

“Expiration Date” means June 30, 2010.

“Good Cause” means:  (i) a reduction in Executive’s base salary below the rate then in effect in accordance with Paragraph 3.1; (ii) the Employer requiring that Executive be based at a location more than fifty (50) miles from the Employer’s headquarters as of the Effective Date (excluding travel for Employer business and other temporary relocations of no more than thirty (30) days individually); (iii) a reduction in his title; or (iv) the continuation after a Change of Control, or imposition within six (6) months after a Change of Control, of a material reduction in the duties or authority of Executive so that he is no longer performing substantially all of the duties of a chief operating officer of a community bank.

“Plan” means the 1st Pacific Bank of California Senior Executive Bonus Plan (“SEBP”) for Senior Management, approved by the applicable Bancorp Board or Bank Board no later than, and with an effective date no later than, January 1, 2008.

“Separation and Consulting Agreement” means the Separation and Consulting Agreement and General Release of Claims, substantially in the form attached hereto as Exhibit A.

“Trade secrets and other proprietary and confidential information” means and consists of, for example, and not intending to be inclusive, information concerning any matters relating to the business of the Employer, any of its customers, governmental relations, customer contacts, underwriting methodology, loan program configuration and qualification strategies, marketing strategies and proposals, or any other information concerning the business of the Employer, its subsidiaries and affiliates, and the Employer’s good will; provided that “Trade secrets and other proprietary and confidential information” shall not be deemed to include information that is or becomes, through no fault of Executive, in the public domain.

2.                                       Rights and Duties of Executive.

2.1                                 Employment.  The Employer hereby employs Executive as its Executive Vice President and Chief Operating Officer, and Executive accepts the duties described herein, and agrees to discharge the same faithfully and to the best of his ability.  Executive shall perform such other duties as shall be from time to time prescribed by the Chief Executive Officer of the Employer and shall report to and be subject to the direction of the Chief Executive Officer of the Employer.  Executive shall devote his full business time and attention to the business and affairs of the Employer.

2.2                                 Termination of Former Employment Agreement.  As of the Effective Date, the Former Employment Agreement shall terminate without further liability of the Employer or Executive thereunder of any kind.

2.3                                 At-Will Employment.  Executive’s employment with the Employer is not for a fixed period of time and can be terminated at the will of either Executive or the Employer at any time, with or without notice, and with or without cause.  There are no agreements between Executive and the Employer contrary to Executive’s at-will status. Neither an Employer Board member nor a manager, supervisor, employee or agent of the Employer is authorized to alter Executive’s at-will status, except for the Chairperson of the Employer Board, and then only in a writing signed both by the Chairperson of the Employer Board and Executive following adoption of a resolution by the Employer Board authorizing the specific change reflected in such writing and authorizing the Chairperson of the Employer Board to sign such writing. Executive should neither assume nor imply any promise of employment for any specified period of time except through such a signed writing.  This Agreement shall terminate immediately without further liability or obligation to Executive if (i) the Bank is closed by any supervisory authority, or (ii) any supervisory authority demands, by proposed consent agreement or by a prompt corrective action directive, or pursuant to cease and desist powers, the removal of Executive from his position as the Executive Vice President or Chief Operating Officer of the Employer.  Should Executive remain employed under this Agreement through the Expiration Date, Executive’s employment with the Employer shall automatically terminate on that date and this Agreement shall be of no force or effect on or after that date, subject to Paragraphs 5.4 and 8.6.

2.4                                 Outside Activities.  Executive shall not have other employment, consulting, charitable or independent contractor work that materially interferes with the fulfillment of Executive’s duties to the Employer.  Executive shall not undertake expanded commitments to business or charitable activities or engage in new such activities before consulting with the President and Chief Executive Officer of the Employer.  Executive will not provide services to, hold or make any investment in or loan to, or participate in the management or business of, any bank, savings and loan, credit union, thrift and loan, industrial loan or other entity engaged in the business of making loans or accepting deposits or both without the consent of the Chief Executive Officer of the Employer; provided that Executive may own less than 5% of the voting stock of any company that files reports under the Securities Exchange Act of 1934.

3.                                       Compensation and Benefits.  In consideration for the services to be rendered by Executive to the Employer, the Employer agrees to provide Executive with the following compensation and benefits:

3.1                                 Salary.  The Employer shall pay Executive a minimum annual base salary of One Hundred Sixty Thousand Dollars ($160,000) for the period of November 1, 2007 to June 30, 2010.  Other salary increases, if any, shall only be as approved by the Employer Board in its sole discretion.

3.2                                 Stock Option Grant. Prior to the execution of this Agreement, the Employer provided Executive with one grant of stock options pursuant to the 1st Pacific Bancorp 2007 Omnibus Stock Incentive Plan.  The grant was for 52,712 stock options subject to the terms and conditions set forth in the Non-Qualified Stock Option Agreement attached hereto as Exhibit C approved by the Employer Board prior to its approval of this Agreement.  The Non-Qualified Stock Option Agreement is incorporated by reference to this Agreement.

3.3                                 Withholding and Deductions.  The Employer shall withhold and/or deduct from any and all salary or other payments to Executive, all taxes which may be required to be deducted or withheld under any provision of law (including, but not limited to, social security payments and income tax withholding) now in effect or which may become effective any time during Executive’s employment with the Employer.

3.4                                 Executive Incentive Compensation.  In general, the Employer believes that superior performance of Executive should be rewarded and encouraged by incentive compensation.  The Employer Board shall adopt the Plan pursuant to which Executive may be entitled to incentive compensation provided that the performance goals of the Employer as set forth in the Plan are achieved and the terms and conditions of the Plan are satisfied. The performance goals contained in the Plan will be evaluated annually by the Employer Board in consultation with Executive no later than the first month of the calendar year. In addition, Executive shall be entitled to other incentive compensation and bonuses as the Employer Board may determine in its sole discretion.

3.5                                 Automobile Allowance.  The Employer shall pay the Executive an automobile allowance of Six Hundred and Fifty Dollars ($650.00) per month, subject to withholding.  This is an allowance for all automobile costs and expenses, including, but not limited to, fuel, license, maintenance, insurance, repairs and purchase or lease payments.

3.6                                 Expense Reimbursement.  The Employer agrees to reimburse Executive for all ordinary and necessary expenses incurred by Executive on behalf of the Employer in accordance with the Employer’s policies and procedures as in effect from time to time, including entertainment, meal and travel expenses.

3.7                                 Benefits.  The Employer shall provide life insurance with a life insurance benefit equal to at least one and one-half times the annual salary of Executive at the rate then in effect under Paragraph 3.1, which shall be provided through any group life insurance plan of the Employer at the Employer’s option.  The Employer shall provide to Executive the long-term disability insurance provided by the Employer to employees at the Effective Date under the Employer’s group plan or shall replace it with similar coverage so long as Executive is employed by the Employer.  Executive shall be entitled to participate in such other insurance benefits as are generally provided to the employees of the Employer from time to time.

3.8                                 Other Benefit Programs.  Executive shall be entitled to participate in any other benefit programs and/or to receive any other fringe benefits as are made available to or provided for other members of executive management of the Employer.

3.9                                 Vacation.  In addition to vacation accrued as of the Effective Date, Executive shall accrue five (5) weeks of vacation time and pay per annum, which shall be scheduled in Executive’s discretion, subject to and taking into account applicable banking laws and regulations.  Unused vacation may be accrued up to a maximum of six (6) weeks of unused vacation in addition to the vacation to which Executive may be entitled in the current year, and thereafter Executive shall cease to accrue unused vacation until used.  Vacation must be accrued before taken, and if not yet accrued, must have the prior approval of the Chief Executive Officer of the Employer to be taken.  Vacation may be used only at the time or times approved by the Chief Executive Officer of the Employer.

4.                                       Termination.

4.1                                 Employer Right to Terminate Employment.  Nothing in this Agreement shall adversely affect the right of the Employer Board to terminate Executive.  The Employer Board has the right to terminate the employment of Executive with the Employer at will, with or without cause, upon delivery of written notice to Executive thirty (30) days in advance of such termination (except in the case of death of Executive or pursuant to Paragraph 4.1.3, in which event termination shall automatically occur at the date of death or upon the event described in Paragraph 4.1.3), and including, but not limited to, for any of the following grounds:

4.1.1                        Willful breach or habitual neglect or inability (except where such inability is due to Disability or death) to perform Executive’s duties hereunder, including without limitation failure to cooperate with the Employer Board in the structuring, documentation or negotiation of a transaction that might result in a Change of Control;

4.1.2                        Malfeasance or misfeasance in the performance of Executive’s duties hereunder, imposition of a regulatory order to remove Executive, failure to comply with a direction by the Employer Board or Employer Chief Executive Officer, material breach of Employer policy or procedure, or breach of this Agreement.

4.1.3                        Immoral or illegal conduct, conviction of a felony, conviction of a misdemeanor involving moral turpitude;

4.1.4                        Disability or death;

4.1.5                        Determination in the complete discretion of the Employer Board that the employment of Executive should be terminated prior to the Expiration Date, without reference to the grounds set forth in Paragraphs 4.1.1, 4.1.2, 4.1.3 or 4.1.4, and specification of the termination date in the notice described in Paragraph 4.1.

4.2                                 Termination by Executive.  Executive may terminate his employment with the Employer at will, for any reason, and without advance notice.  However, as a courtesy, Executive is requested to deliver written notice to the Employer three (3) months in advance of the date such termination is to take effect, except with respect to a termination for Good Cause.  Executive may terminate his employment with the Employer prior to the Expiration Date for Good Cause upon thirty (30) days notice to the Employer and the Employer’s failure to cure within that time.  To be effective, such notice must be given by Executive within fifteen (15) days from Executive’s actual knowledge of the occurrence of the event that constitutes Good Cause, provided that if Good Cause results from a material reduction in the duties or authority of Executive so that he is no longer performing substantially all of the duties of a chief operating officer of a community bank and such reduction occurs before a Change of Control occurs and continues after the Change of Control occurs, Executive shall be required to give the thirty (30) day notice described above within fifteen (15) days of the Change of Control.

4.3                                 Termination Upon Expiration.  Should Executive remain employed under this Agreement through the date five (5) months prior to the Expiration Date, Executive shall have the right, while he is still employed, to provide written notice to the Employer of his desire to remain employed after the Expiration Date on or before the date four (4) months prior to the Expiration Date.  If Executive and the Employer have not entered into an amendment of this Agreement extending its term or another written agreement replacing this Agreement on or prior to the date three (3) months prior to the Expiration Date, and Executive’s employment is not otherwise terminated, Executive’s employment shall automatically terminate on the Expiration Date.  If such an extension or replacement is not entered into on or prior to three (3) months prior to the Expiration Date, Executive shall be deemed to have been given advance notice by the Employer that his employment with the Employer will terminate as of the Expiration Date.  Nothing in this Paragraph shall prejudice the at-will status of Executive or require the Employer to negotiate with Executive.

4.4                                 Post-Notice Activities of Executive.  In the event termination is not effective immediately upon the delivery of notice of termination by the Employer or Executive, the Employer shall have the right to require that during the period between the giving of notice and the effective date of termination, Executive’s activities and responsibilities be curtailed as deemed appropriate by the Employer.  Such curtailment shall include, without limitation, removing Executive from corporate offices, requiring Executive to be physically absent from the Employer’s facilities, and eliminating Executive’s access to computer systems, e-mail and telephone systems.

4.5                                 Automatic Resignations.  Upon notice of termination of employment Executive shall, automatically and without further action by any party, be deemed to have resigned from all directorships with the Employer and any of its subsidiaries and affiliates.  Upon termination of employment, Executive shall, automatically and without further action by any party, be deemed to have resigned from all offices and other capacities with the Employer and any of its subsidiaries and affiliates.

5.                                       Post-Termination Payments and Benefits.  The following are the post-termination payments and benefits to which Executive is entitled upon termination of employment with the Employer.

5.1                                 Termination Resulting from Breach.  In the event the employment of Executive is terminated under Paragraphs 4.1.1, 4.1.2 or 4.1.3, the Employer shall provide Executive only the base salary, Benefits, and a payout of all accrued but unused vacation days under Paragraph 3.9, if any, then-provided, on the terms then-provided, due him through the date of termination and shall not be obligated to provide any other compensation or Benefits.

5.2                                 Other Terminations.

5.2.1                        Payments – Disability.  In the event the employment of Executive is terminated under Paragraph 4.1.4 for disability, and subject to Executive first entering into the Separation and Consulting Agreement and such agreement being fully effective, the Employer shall provide Executive only the following:

(a)                                  the salary due Executive as of the date of termination;

(b)                                 payment of certain incentive compensation due Executive, if any, in compliance with the Plan;

(c)                                  a payout of all accrued but unused vacation as of the date of termination; and

(d)                                 continuation of the group medical and other insurance benefits, if any, then-provided under Paragraph 3.7, for a period of three (3) months from the date of termination, subject to the limitations of and to the extent permitted by the policy or policies under which such benefits are provided.

5.2.2                        Payments – Death.  In the event the employment of Executive is terminated under Paragraph 4.1.4 for death, the Employer shall provide the Beneficiary only the following:

(a)                                  the salary due Executive as of the date of death plus a lump sum payment equal to three (3) months of the base salary at the rate then in effect in accordance with Paragraph 3.1;

(b)                                 payment of certain incentive compensation due Executive, if any, in compliance with the Plan;

(c)                                  a payout of all accrued but unused vacation as of the date of termination; and

(d)                                 continuation of the group medical and other insurance benefits, if any, then-provided under Paragraph 3.7, for a period of three (3) months from the date of termination, subject to the limitations of and to the extent permitted by the policy or policies under which such benefits are provided.

5.2.3                        Payments Termination Under Paragraph 4.1.5, or 4.2.  In the event the employment of Executive is terminated under Paragraph 4.1.5, or under Paragraph 4.2 for Good Cause, and subject to Executive first entering into the Separation and Consulting Agreement and such agreement being fully effective, the Employer shall provide Executive only the following:

(a)                                  continued salary at the rate then in effect under Paragraph 3.1 and the automobile allowance then provided under Paragraph 3.5 for a period of nine (9) months from the date notice of termination is delivered to the Executive, or at the option of the Employer a lump sum payment of such amount, all subject to withholding;

(b)                                 payment of certain incentive compensation due Executive, if any, in compliance with the Plan, with Executive’s termination under this Paragraph 5.2.3 being considered for the limited purpose of interpreting the Plan in the context of this Agreement as being a termination “without cause”;

(c)                                  a payout of all accrued but unused vacation as of the date of termination; and

(d)                                 continuation of the group medical and other insurance benefits, if any, then-provided under Paragraph 3.7, for a period of nine (9) months from the date of termination, subject to the limitations of and to the extent permitted by the policy or policies under which such benefits are provided.

5.2.4                        Executive’s Right to Waive Payments.  Executive shall have the right to waive his rights to receive such payments and Benefits otherwise due under this

Paragraph 5.2 by giving advance written notice of such waiver to the Employer.  After receipt of such notice, the Employer shall have no further obligation to provide any payments or Benefits under this Paragraph 5.2.

5.3                                 Change of Control.

5.3.1                        Payment Following Certain Terminations Related to Change of Control.  Subject to Executive first entering into the Separation and Consulting Agreement and such agreement being fully effective, in respect of any Change of Control Termination the Employer shall pay to Executive the Change of Control Severance Benefits in a lump sum (except for the Benefits under Paragraph 3.7, which shall be continued) within five (5) days following the date the Separation and Consulting Agreement is fully effective.

5.3.2                        Executive’s Right to Waive Payments.  Executive shall have the right to waive his rights to receive payments and Benefits otherwise due under this Paragraph 5.3 by giving advance written notice of such waiver to the Employer.  After receipt of such notice, the Employer shall have no further obligation to provide any payments or Benefits under this Paragraph 5.3.

5.3.3                        The terms of this Paragraph 5.3.3 override and control any and all other terms of this Agreement to the extent inconsistent with this Paragraph 5.3.3.  This Paragraph 5.3.3 shall apply to the extent that the aggregate present value of any or all payments and benefits in the nature of compensation to (or for the benefit of) Executive provided under this Agreement or otherwise provided to Executive by or on behalf of the Bank or any affiliate, parent or controlling entity of the Bank, constitute a “parachute payment” under the provisions of Section 280G of the Code, and the regulations thereunder (the “Total Payments”).  In the event that the Total Payments would exceed an amount equal to 299% of Executive’s “base amount” as that term is defined in Section 280G of the Code, as determined by the independent public accountants for the Bank, Executive and the Bank agree that the payments or benefits provided to Executive under this Agreement shall be reduced (or the parties shall agree to a reduction in other payments or benefits included in the Total Payments to the extent legally and contractually permissible) so that the present value of the total amount received by Executive that would constitute a “parachute payment” will be one dollar ($1.00) less than three (3) times Executive’s base amount (as defined in Section 280G of the Code) and so that no portion of the payment or benefits received by Executive would be subject to the excise tax imposed by Section 4999 of the Code.

5.3.4                        Section 409A. In the event that Section 409A applies to any compensation with respect to separation from service, payment of that compensation shall be delayed if Executive is a “specified employee,” as defined in Section 409A(a)(2)(B)(i), and such delayed payment is required under Section 409A. Such delay shall last six months from the date of separation of service. On the day following the end of such six-month period, Employer shall make a catch up payment to Executive equal to the total amount of such payment that would have been made during the six-month period but for this provision, with interest calculated at the prime rate as quoted by Bank at the date of Executive’s separation from service.

5.4                                 Termination at Expiration Date.  If Executive’s employment is terminated as a result of expiration of this Agreement at the Expiration Date, the Employer shall provide Executive only the following:

5.4.1                        if within ten (10) business days following the Expiration Date, Executive first enters into the Separation and Consulting Agreement and that agreement is fully effective, the Employer shall pay Executive his base monthly salary at the rate in effect at the Expiration Date under Paragraph 3.1 for a period of six (6) months from the date the Separation and Consulting Agreement is fully effective, with the first payment to be paid one month after such date, or at the option of the Employer a lump sum payment of such amount.

5.4.2                        if within ten (10) business days following the Expiration Date, Executive does not enter into the Separation and Consulting Agreement and that agreement is not fully effective, the Employer has the option to pay Executive his base monthly salary at the rate in effect at the date of termination under Paragraph 3.1 for a period of six (6) months from the date of termination, with the first payment to be paid on the one month anniversary of such date, and if the Employer provides the first such payment, regardless of whether Executive has executed and entered into the Separation and Consulting Agreement with the Employer, Executive shall be deemed bound by such agreement in the form attached hereto in exchange for the consideration provided in this Paragraph, as if executed and delivered by him and fully effective, other than with respect to releases of claims and consideration for those releases;

5.4.3                        a payout of all accrued but unused vacation as of the date of termination;

5.4.4                        in lieu of Employer-paid medical benefits, six (6) monthly payments equal to Employer’s monthly defined contribution in force at the date of termination including Employer premium support and any Employer paid HSA contributions if executive is enrolled in a HAS qualifying high deductible health plan on the date of termination. At his own expense, Executive shall have the right to elect to continue Employer group health coverage as permitted under COBRA;

5.4.5                        continuation of other non-medical Benefits, if any, then provided under Paragraph 3.7, for a period of six (6) months from the date of termination; and

5.4.6                        payment of certain incentive compensation under the Plan, subject to the terms and conditions of the Plan that are not contrary to this Paragraph 5.4.6.

5.5                                 Consideration for Payments and Remedies.  Except as where Executive’s termination is caused by his death, and without limiting any other remedies available to the Employer, the payments to be made under Paragraphs 5.2, 5.3 or 5.4 (subject to the exceptions stated therein) after the date of termination of Executive’s employment shall be subject to Executive’s execution of the Separation and Consulting Agreement, and Executive’s continued compliance with the Separation and Consulting Agreement and the terms of this Agreement that are effective after termination of Executive’s employment, through the making of the last such payment.

5.6                                 Death Following Termination.  In the event that Executive dies while receiving any payments under this Paragraph 5, such payments shall be continued for the benefit of the Beneficiary, as would otherwise be required under this Paragraph 5.

5.7                                 Nonassignability.  Neither Executive nor any other person or entity shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber in advance any of the rights or benefits of Executive under this Paragraph 5, nor shall any of said rights or benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance, owed by Executive or any other person or entity, or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.  The terms of this Paragraph 5.7 shall not affect the interpretation of any provision of this Agreement.

5.8                                 Claims Procedure.  The Employer Board shall make all determinations as to rights to benefits under this Paragraph 5.

5.9                                 Regulatory Restrictions.  The parties understand and agree that at the time any payment would otherwise be made or benefit provided under this Paragraph 5, depending on the facts and circumstances existing at such time, the satisfaction of such obligations by the Employer may be deemed by a regulatory authority to be illegal, an unsafe and unsound practice, or for some other reason not properly due or payable by the Employer.  Among other things, the regulations at 12 C.F.R. Part 30, Appendix A promulgated pursuant to Section 39(a) of the Federal Deposit Insurance Act, and at 12 C.F.R. Part 359, or similar regulations or regulatory action following similar principles may apply at such time.  The Employer agrees that to the extent reasonably feasible, it will in good faith seek to determine the position of the appropriate regulatory authority in advance of each payment or benefit otherwise due under this Paragraph 5, including seeking the approval or acquiescence of the appropriate regulatory authorities, if required.  The parties understand, acknowledge and agree that, notwithstanding any other provision of this Agreement, the Employer shall not be obligated to make any payment or provide any benefit under this Paragraph 5 where (i) an appropriate regulatory authority does not approve or acquiesce as required or (ii) the Employer has been informed either orally or in writing by a representative of the appropriate regulatory authority that it is the position of such regulatory authority that making such payment or providing such benefit would constitute an unsafe and unsound practice, violate a written agreement with the regulatory authority, violate an applicable rule, law or regulation, or would cause the representative of the regulatory authority to recommend enforcement action against the Employer.

5.10                           Right of Offset. Any and all of the compensation and Benefits that would otherwise be provided under this Paragraph 5 are subject to the Employer’s offset for any legal liability of Executive to the Employer to the extent the Employer Board determines that such legal liability exists.  In addition, without limiting the remedies of the Employer otherwise available under this Agreement or otherwise, all compensation and Benefits that would otherwise be payable under this Paragraph 5 shall cease as of the date Executive first violates any of the provisions included in Paragraphs 6.4, 6.5 or 6.6.

5.11                           Overlapping Benefits and Payments.  In the event that Executive receives payments and/or Benefits under one of Paragraphs 5.1 through 5.4, inclusive, Executive may not receive payments and/or Benefits under one of the other of such Paragraphs, and the first such applicable of those Paragraphs shall apply.

6.                                       Additional Covenants.

6.1                                 Insurance.  The Employer shall have the right to obtain and hold a “keyman” life insurance policy on the life of Executive and disability insurance covering Executive, in each case, with the Employer as beneficiary of such policy.  Executive agrees to provide any information required for the issuance of any such policy and submit himself to any physical examination required for any such policy.

6.2                                 Unsecured General Creditor.  Neither Executive nor any other person or entity shall have any legal right or equitable rights interests or claims in or to any property or assets of the Employer under the provisions of this Agreement.  No assets of the Employer shall be held under any trust for the benefit of Executive or any other person or entity or held in any way as security for the fulfilling of the obligations of the Employer under this Agreement.  All of the Employer’s assets shall be and remain the general, unpledged, unrestricted assets of the Employer.  The Employer’s obligations under this Agreement are unfunded and unsecured promises, and to the extent such promises involve the payment of money, they are promises to pay money in the future.  Executive and any person or entity claiming through him shall be unsecured general creditors with respect to any rights or benefits hereunder.

6.3                                 Dispute Resolution.  Simultaneously with the execution of this Agreement, the parties have entered into the Arbitration Agreement attached as Exhibit B, which the parties agree shall govern the resolution of any and all disputes referenced therein.

6.4                                 Return of Documents.  Executive expressly agrees that upon termination of employment he will return to the Employer all Employer manuals, document, files, reports, studies, customer lists, business plans, loan and deposit program plans and outlines, customer solicitation and follow-up techniques and plans, marketing plans, employee policies, incentive compensation arrangements, instruments, software, and other materials used and/or developed by Executive during his employment, whether in paper, computer readable, computer coded, magnetic, compact disk or other tangible or electronic form.

6.5                                 Confidentiality.

6.5.1                        Definition.  During the term of employment with the Employer, Executive will have access to and become acquainted with various trade secrets and other proprietary and confidential information which are owned by the Employer and which are used in the operation of the Employer’s business, the wrongful use or disclosure of which to the public or competitors of the Employer would materially adversely affect the business and prospects of the Employer.

6.5.2                        No Disclosure.  Executive shall not disclose or use in any manner, directly or indirectly, any trade secrets and other proprietary and confidential information either during the Term or at any time thereafter, except as required in the course of employment with the Employer.

6.5.3                        Nonsolicitation of Business.  Without limiting Paragraph 6.5.2, Executive agrees that for a period of twelve (12) months following the termination of his employment with the Employer, Executive will not, directly or indirectly, solicit, attempt to solicit, divert, or attempt to divert any customers of the Employer or any business the Employer or a subsidiary or affiliate had enjoyed or solicited from its customers, borrowers, depositors or investors by using any trade secrets and other proprietary and confidential information.

6.6                                 Business Protection Covenants.

6.6.1                        Covenant Not to Compete.  Executive agrees that he will not, during the course of employment, or during any period following the termination of his employment during which he is receiving compensation or benefits under Paragraphs 5.2, 5.3 or 5.4, voluntarily or involuntarily, directly or indirectly, (i) engage in any banking or financial products or service business, loan origination or deposit-taking business or any other business competitive with that of the Employer, its subsidiaries or affiliates (“Competitive Business”) within the county of San Diego (the “Market Area”), (ii) directly or indirectly own, manage, operate, control, be employed by, or provide management or consulting services in any capacity to any firm, corporation, or other entity (other than the Employer or its subsidiaries or affiliates) engaged in any Competitive Business in the Market Area, or (iii) directly or indirectly solicit or otherwise intentionally cause any employee, officer, or member of the Employer Board or any of its subsidiaries or affiliates to engage in any action prohibited under (i) or (ii) of this Paragraph 6.6.1.

6.6.2                        Inducing Employees To Leave The Employer; Employment of Employees.  Any attempt on the part of Executive to induce others to leave the Employer’s employ, or the employ of any of its subsidiaries or affiliates, or any effort by Executive to interfere with the Employer’s relationship with its other employees would be harmful and damaging to the Employer.  Executive agrees that during the term of employment and during any period following the termination of his employment during which he is receiving compensation or Benefits under Paragraphs 5.2, 5.3 or 5.4, Executive will not in any way, directly or indirectly (i) induce or attempt to induce any employee of the Employer or any of its subsidiaries of affiliates to quit employment with the Employer or the relevant subsidiary or affiliate; (ii) otherwise interferes with or disrupt the relationships between the Employer and its subsidiaries and affiliates and their respective employees; (iii) solicit, entice, or hire away any employee of the Employer or any of its subsidiaries or affiliates, or (iv) hire or engage any employee of the Employer or any subsidiary or affiliate or any former employee of the Employer or any subsidiary or affiliate whose employment with the Employer or the relevant subsidiary or affiliate ceased after the date of termination of Executive’s employment with the Employer.

6.6.3                        Equitable Relief.  Executive acknowledges and agrees that irreparable injury will result to the Employer in the event of a breach of any of the provisions of this Paragraph 6 (the “Designated Provisions”) and that the Employer will have no adequate remedy at law with respect thereto.  Accordingly, in the event of a material breach of any Designated Provision, and in addition to any other legal or equitable remedy the Employer or its subsidiaries or affiliates may have, the Employer and any relevant subsidiary or affiliate shall be entitled to the entry of a preliminary and permanent injunction (including, without limitation, specific performance) to restrain the violation or breach thereof by Executive or any affiliates, agents, or any other persons acting for or with Executive in any capacity whatsoever, and Executive submits to the jurisdiction of such court in any such action.  Any such remedy shall be granted pursuant to the dispute resolution procedures applicable under Paragraph 6.3.

6.6.4                        Severability.  It is the desire and intent of the parties that the provisions of this Paragraph 6 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Paragraph 6 shall be adjudicated or found to be invalid or unenforceable, such provisions shall be deemed amended to delete therefrom the portion thus adjudicated or found to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication or finding is made.  In addition, should any court or arbitrator determine that the provisions of this Paragraph 6 shall be unenforceable with respect to scope, duration, or geographic area, such court or arbitrator shall be empowered to substitute, to the extent enforceable, provisions similar hereto or other provisions so as to provide to the Employer, to the fullest extent permitted by applicable law, the benefits intended by this Paragraph 6.

6.7                                 Indemnification.  Due to Executive’s relationship to the Employer as an officer or an employee, and to the fullest extent permitted by law and in accordance with the procedures and substantive requirements imposed by law and applicable regulation (including 12 C.F.R. Part 359, or similar regulations or regulatory action following similar principles), the Employer shall indemnify Executive on an after-tax basis in the event he was or is a party or is threatened to be made a party in any action brought by a third party against Executive (whether or not the Employer is joined as a party defendant) against expenses, judgments, fines, settlement, and other amounts actually and reasonably incurred in connection with said action, provided Executive acted in good faith and in a manner Executive reasonably believed to be in the best interests of the Employer, and provided the alleged conduct of Executive arose out of and was within the course and scope of his employment as an officer or employee of the Employer.  This Paragraph 6.7 shall not limit any other rights to indemnification that Executive may now or hereafter have by law or under the articles, bylaws or resolutions of the Employer or otherwise.  Notwithstanding anything in this Agreement to the contrary, this Paragraph 6.7 shall survive the termination of this Agreement.

7.                                       Other Agreements.

7.1                                 Employer Policies and Manuals.  The parties further agree that to the extent of any inconsistency between this Agreement and any employee manual or policy of the Employer, that the terms of this Agreement shall supersede the terms of such employee manual or policy.

8.                                       General Provisions.

8.1                                 Notices.  Unless otherwise specifically permitted by this Agreement, all notices or other communications required or permitted under this Agreement shall be in writing, and shall be personally delivered or sent by registered or certified mail, postage prepaid return receipt requested, or sent by facsimile, provided that the facsimile cover sheet contain a notation of the date and time of transmission, and shall be deemed received: (i) if personally delivered, upon the date of delivery to the address of the person to receive such notice, (ii) if mailed in accordance with the provisions of this paragraph, two (2) business days after the date placed in the United States mail, (iii) if mailed other than in accordance with the provisions of this paragraph or mailed from outside the United States, upon the date of delivery to the address of the person to receive such notice, or (iv) if given by facsimile, when sent.  Notices shall be given at the following addresses:

If to Executive:

Larry Prosi

C/O 1st Pacific Bank of California

9333 Genesee, Suite 300

San Diego, CA 92121

Fax: (858) 875-2020

If to the Employer:

A. Vincent Siciliano

Chief Executive Officer

1st Pacific Bank of California

9333 Genesee, Suite 300

San Diego, CA 92121

Fax: (858) 875-2020

With a copy to:

Kurt L. Kicklighter, Esq.

Luce, Forward, Hamilton & Scripps LLP

601 West Broadway, Suite 2600

San Diego, CA 92101

Fax: 619-645-5339

The relevant party may change the address for delivery of notices by giving notice of such change in accordance with this paragraph.

8.2                                 Complete Agreement; Modifications.  This Agreement and written agreements, if any, entered into concurrently herewith (i) constitute the parties’ entire agreement, including all terms, conditions, definitions, warranties, representations, and covenants, with respect to the subject matter hereof, (ii) merge all prior discussions and negotiations between or among any or all of them as to the subject matter hereof, and (iii) supersede and replace all terms, conditions, definitions, warranties, representations, covenants, agreements, promises and understandings, whether oral or written, with respect to the subject matter hereof.  This Agreement may not be amended, altered or modified except by a writing signed by the party to be bound.  With respect to the Employer, such amendment, alteration or modification may only be made on behalf of the Employer by the Chairperson of the Personnel Committee of the

Employer Board, the Chairperson of the Employer Board or another person specifically designated by the Employer Board.  With regard to such amendments, alterations, or modifications, facsimile signatures shall be effective as original signatures.  Any amendment, alteration, or modification requiring the signature of more than one party may be signed in counterparts.

8.3                                 Further Actions.  Each party agrees to perform any further acts and execute and deliver any further documents reasonably necessary to carry out the provisions of this Agreement.

8.4                                 Assignment.  No party may assign its rights under this Agreement without the prior written consent of the other parties hereto.

8.5                                 Successors and Assigns.  Except as explicitly provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns.

8.6                                 Termination and Survival.  Upon the termination of the employment of Executive, the Employer may terminate this Agreement upon notice to Executive, which may be provided at the time notice of termination of employment is provided by either party.

8.6.1                        The obligations of Executive and the rights of the Employer under Paragraphs 4.5, 5.9, 5.10, 5.11 and 6.3 through and including 6.6 shall survive the termination of this Agreement, provided that if Executive and the Employer have entered into the Separation and Consulting Agreement, the dispute resolution provisions of the Separation and Consulting Agreement shall apply to and govern any and all disputes related to this Agreement.

8.6.2                        The obligations of the Employer to Executive which by their terms are to continue after termination of employment under Paragraphs 5 and 6.7 shall survive such termination of employment and termination of the Agreement.  The notice provisions of Paragraph 8.1 and this Paragraph 8.6 shall survive termination of employment and termination of the Agreement.

8.6.3                        Notwithstanding any provision of this Agreement to the contrary, this Agreement shall terminate and, therefore, among other things, none of the provisions providing for compensation or Benefits to Executive shall be of any effect, in the event that the Employer is placed into a conservatorship or receivership, it loses its Federal deposit insurance, or its banking charter is revoked.

8.7                                 Severability.  If any portion of this Agreement shall be held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable, the remaining provisions shall remain enforceable to the fullest extent permitted by law if enforcement would not frustrate the overall intent of the parties (as such intent is manifested by all provisions of the Agreement including such invalid, void, or otherwise unenforceable portion).

8.8                                 Extension Not a Waiver.  No delay or omission in the exercise of any power, remedy, or right herein provided or otherwise available to any party shall impair or affect the right of such party thereafter to exercise the same.  Any extension of time or other indulgence granted to a party hereunder shall not otherwise alter or affect any power, remedy or right of any other party, or the obligations of the party to whom such extension or indulgence is granted except as specifically waived.

8.9                                 Time of Essence.  Time is of the essence of each and every term, condition, obligation and provision hereof.

8.10                           No Third Party Beneficiaries.  This Agreement and each and every provision hereof is for the exclusive benefit of the parties hereto and not for the benefit of any third party.

8.11                           Headings.  The headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular provision hereof.

8.12                           References.  A reference to a particular paragraph of this Agreement shall be deemed to include references to all subordinate paragraphs, if any.

8.13                           Counterparts.  This Agreement may be signed in multiple counterparts with the same force and effect as if all original signatures appeared on one copy; and in the event this Agreement is signed in counterparts, each counterpart shall be deemed an original and all of the counterparts shall be deemed to be one agreement.

8.14                           Applicable Law.  This Agreement shall be construed in accordance with, and governed by, the laws of the State of California.

8.15                           Representation by Counsel.  This Agreement has been negotiated by the parties with the assistance of their respective counsel and at their own cost and expense.  For this reason the principle that an agreement shall be interpreted against the party that drafted it shall not apply to this Agreement.

[The remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

/s/ Larry Prosi
Larry Prosi

1st PACIFIC BANCORP, a
California corporation

By:	/s/ A. Vincent Siciliano
A. Vincent Siciliano, Chief Executive Officer

1st PACIFIC BANK OF CALIFORNIA, a
California state-chartered bank

By:	/s/ A. Vincent Siciliano
A. Vincent Siciliano, Chief Executive Officer

EXHIBIT A

SEPARATION AND CONSULTING AGREEMENT

AND

GENERAL RELEASE OF CLAIMS

This Separation and Consulting Agreement and General Release of Claims (this “Agreement”) is entered into by and between Larry Prosi (“Employee”), and 1st Pacific Bancorp, a California corporation (“Bancorp”) and 1st Pacific Bank of California, a California state bank (“Bank”) (collectively, Bancorp and Bank are referred to as the “Employer”) .

RECITALS

A.           Employee commenced employment with the Employer on or about                           .  Employee’s employment with the Employer terminated on                     ,         .

B.             Employee and the Employer desire to settle and compromise any and all possible claims against the Employer by Employee arising out of their relationship to date, including Employee’s employment with the Employer and the termination of Employee’s employment, and to provide for a general release of any and all such claims.

AGREEMENT

1.               Separation Pay/Consideration.  In consideration of the covenants and releases set forth herein, the Bank agrees to pay Employee the amount payable to him and the non-monetary consideration (if any) due him, pursuant to and in accordance with, Paragraphs 5.2, 5.3 or 5.4, as the case may be, of the Employment Agreement dated                     , 2007, by and between the Employer and Employee (the “Employment Agreement”), less all applicable state and federal deductions (in each case, the “Payment”), $2,000 of which shall be consideration for Employee’s release of ADEA claims as set forth in Section 5, below; provided that no such Payment shall be made until at least eight (8) days have past since Employee’s execution of this Agreement.  The check representing the Payment shall be mailed to Employee at his/her home address at                                                   .

2.               Consulting Services.  The Employer will retain Employee as a consultant and Employee will provide consulting services to the Employer, under the direction of the Chief Executive Officer of the Bank or his delegee, for a period of six months (the “Consulting Term”), in order to assist in the maintenance of Bank’s customer, investor and employee relationships, including without limitation services of the following types: (a) provision of specific information regarding the service requirements of specific customers and their business and financial practices; (b) identification of and introduction to prospective customers of Bank; (c) advice regarding specific Bank employee relations and issues; (d) assistance in development of marketing plans; (e) assistance in fostering continued relationships with customers of Bank to whom Employee provided services or as to which he was their primary contact at Bank; (f) assisting in litigation or arbitration matters involving Bancorp or Bank, including appearing for depositions; (g) assisting in regulatory relations and (h) performance of special projects as yet undetermined. It is specifically understood that if Executive is not subject to Section 409A the Consulting Term shall be extended for an additional six months.

a.                                       During the Consulting Term, Employee shall be available to provide consulting services to Employer upon reasonable notice and at reasonable times on a quarterly basis not to exceed 40 hours per month.

b.                                      Employee’s consulting obligation to Employer shall not prevent him from engaging in other employment, consulting and business relationships, provided these do not breach any of the other provisions of this Agreement or any other agreement with Employer or prevent him from providing consulting services hereunder.

3.               Covenants.  During the Consulting Term and for the term of any Section 409A waiting period, Employee re-affirms and agrees that he shall comply with his obligations and duties under Section 6 of the Employment Agreement.

4.               Release of All Claims Except Age Discrimination in Employment Act of 1967 (“ADEA”) Claims.

a.               In consideration of the payment and other benefits described in Section 1, which Employee would otherwise not be entitled to except for signing this Agreement, Employee does hereby unconditionally, irrevocably and absolutely release and discharge the Employer and any related holding, parent, sister or subsidiary entities and all of their respective boards of directors, officers, employees, agents, volunteers, attorneys, insurers, divisions, successors and assigns from any and all loss, liability, claims, demands, causes of action or suits of any type, whether in law and/or in equity, related directly or indirectly, or in any way connected with any transaction, affairs or occurrences between them to date, including, but not limited to, Employee’s employment with the Employer and the termination of said employment.  This Agreement specifically applies, without limitation, to any and all contract or tort claims, claims for wrongful termination, wage claims, and claims arising under Title VII of the Civil Rights Act of 1991, the Americans with Disabilities Act, the Equal Pay Act, the California Fair Employment and Housing Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, and any and all federal or state statutes or provisions governing the employment relationship or discrimination in employment except the federal statute specifically excluded hereafter.  This release specifically excludes any and all loss, liability, claims, demands, causes of action or suits of any type arising under the ADEA.  Employee’s release of ADEA claims will be addressed separately in Section 3 of this Agreement.

b.              Employee irrevocably and absolutely agrees that he/she will not prosecute nor allow to be prosecuted on his/her behalf, in any administrative agency, whether federal or state, or in any court, whether federal or state, any claim or demand of any type related to the matters released above, it being the intention of the parties that with the execution by Employee of this release, the Employer and any related holding, parent, sister or subsidiary corporations or entities and all of their respective boards of directors, officers, employees, agents, volunteers, attorneys, insurers, divisions, successors and assigns will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of Employee related in any way to the matters discharged herein.

5.               Release of All ADEA Claims.

a.               This section of the Agreement exclusively addresses Employee’s release of claims arising under federal law involving discrimination on the basis of age in employment (age 40 and above).  This section is provided separately, in compliance with federal law, including but not limited to the Older Workers’ Benefit Protection Act of 1990, to ensure that Employee clearly understands his/her rights so that any release of age discrimination claims under federal law (the ADEA) is knowing and voluntary on the part of Employee.

b.              Employee represents, acknowledges and agrees that the Employer has advised him/her, in writing, to discuss this Agreement with an attorney, and to the extent, if any, that Employee has desired, Employee has done so; that the Employer has given Employee twenty-one (21) days from receipt of this Agreement to review and consider this Agreement before signing it, and Employee understands that he may use as much of this twenty-one (21) day period as he wishes prior to signing; that no promise, representation, warranty or agreements not contained herein have been made by or with anyone to cause him to sign this Agreement; that he has read this Agreement in its entirety, and fully understands and is aware of its meaning, intent, content and legal effect; and that he is executing this release voluntarily and free of any duress or coercion.

c.               The parties acknowledge that for a period of seven (7) days following the execution of this Agreement, Employee may revoke the Agreement, and the Agreement shall not become effective or enforceable until the revocation period has expired.  This Agreement shall become effective eight (8) days after it has been signed by Employee and the Employer, and in the event the parties do not sign on the same date, then this Agreement shall become effective eight (8) days after the date it is signed by Employee.

d.              In consideration of the separation payment and other benefits made to Employee described in Section 1 of this Agreement, which Employee would otherwise not be entitled to except for signing this Agreement, Employee does hereby unconditionally, irrevocably and absolutely release and discharge the Employer and any related holding, parent, sister or subsidiary entities and all of their respective boards of directors, officers, employees, agents, volunteers, attorneys, insurers, divisions, successors and assigns from any and all loss, liability, claims, demands, causes of action or suits of any type arising under the ADEA and related directly or indirectly to Employee’s employment with the Employer and the termination of said employment.

6.               Section 1542 Waiver.  Employee does expressly waive all of the benefits and rights granted to him/her pursuant to California Civil Code section 1542, which reads:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OF OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM

MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee does certify that he/she has read all of this Agreement, including the release provisions contained herein and the quoted Civil Code section, above, and that he/she fully understands all of the same.  Employee hereby expressly agrees that this Agreement shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages (including, without limitation, those arising under the ADEA), as well as those injuries and damages that are now disclosed.

7.               Confidentiality.  Employee agrees that all matters relative to this Agreement, including the negotiations leading up to this Agreement and its terms, shall remain confidential.  Accordingly, Employee hereby agrees that, with the exception of his spouse, regulatory agencies of the Employer and tax and legal advisors, he will not discuss, disclose or reveal to any other persons, entities or organizations, whether within or outside of the Employer, the terms and conditions of this Agreement.

8.               Non-Disparagement.  Employee agrees that he will not disparage the Employer or any of its directors, employees, agents or volunteers or otherwise interfere with the Employer’s business, vendor or other relationships.  Employee agrees not to make any derogatory or adverse statements, written or verbal, to anyone regarding the Employer or any of its present or former directors, employees, agents or volunteers.  The Employer agrees that it will neither disparage Employee nor make any derogatory or adverse statements, written or verbal, to anyone regarding Employee.  If an arbitrator determines that the Employer has breached its obligations under this Section 6, to the extent the Payment has not been paid in full, the Employer shall be required to make the Payment in full to Employee within five (5) days following such arbitrator’s determination.  Nothing in this Section 8 shall prohibit or relate to any statement by any person to any bank regulatory agency.

9.               Entire Agreement.  The parties further declare and represent that no promise, inducement or agreement not herein expressed has been made to them and that this Agreement contains the full and entire agreement between and among the parties, and that the terms of this Agreement are contractual and not a mere recital.

10.         Future Employment.  Employee agrees that the Employer will not be obligated to offer employment to him or to hire him for any reason, regardless of the circumstances, at any time on or after the date of this Agreement.  Employee agrees that he will not apply for nor accept any such employment.

11.         Trade Secret/Proprietary Information.  Employee hereby reaffirms his obligations under his Employment Agreement with the Employer to which this Agreement relates, which shall remain in effect to the extent provided in the Employment Agreement.  Employee further agrees that he shall not disclose to any person(s) or entity(ies) at any time or in any manner, directly or indirectly, any information relating to the operations of the Employer which has not already been disclosed to the general public.  Employee agrees that this provision includes, but is not limited to, the following information: proprietary information and/or trade secrets; secret formulae; customer lists and/or names; product and service prices; customer charges; contracts;

contract negotiations and employee relations matters.  Employee understands and agrees that this list is not all-inclusive.

12.         Return of Company Property.  Employee agrees to promptly return all property or information belonging to the Employer, including all keys, computers, cellular telephones, and any document or property Employee generated during his employment at the Employer, and agrees that no such property will be in his possession or control at the time he receives the consideration specified in Section 1.  This includes all property or information that may have come into his possession as a result of his employment with the Employer.  Employee further acknowledges that he has not retained any copies of any such information.

13.         Applicable Law.  The validity, interpretation, and performance of this Agreement shall be construed and interpreted according to the laws of the State of California.

14.         Dispute Resolution.  Any dispute arising out of or related to this Agreement shall be resolved through binding arbitration through JAMS/Endispute in San Diego, California, under the then current applicable rules of JAMS/Endispute.  Each party shall be responsible for its or his/her own costs and attorneys’ fees in connection with the arbitration.

15.         Complete Defense.  This Agreement may be pleaded as a full and complete defense against any action, suit or proceeding which may be prosecuted, instituted or attempted by either party in breach thereof.

16.         Severability.  If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part.  To this extent, the provisions, and parts thereof, of this Agreement are declared to be severable.

17.         No Admission of Liability.  It is understood that this Agreement is not an admission of any liability by the Employer

18.         Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

19.         Counterparts.  This Agreement may be signed in counterparts.  A facsimile signature shall have the same force and effect as an original signature.

Employee and the Employer have read the foregoing Agreement and know its contents and fully understand it.  Employee and the Employer acknowledge that they have fully discussed this Agreement with their respective attorneys to the extent desired, or have had the opportunity to do so, and fully understand the consequences of this Agreement.  No party is being influenced by any statement made by or on behalf of any of the other party to this Agreement.  Employee and the Employer have relied and are relying solely upon his or its own judgment, belief and knowledge of the nature, extent, effect and consequences relating to this Agreement and/or upon the advice of their own legal counsel concerning the consequences of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the dates shown below.

Dated:
[INSERT EMPLOYEE NAME]

1st Pacific Bank of California:

Dated:	By:
Name:
Its:

1st Pacific Bancorp:

Dated:	By:
Name:
Its:

EXHIBIT B

EXECUTIVE ARBITRATION AGREEMENT

THIS EXECUTIVE ARBITRATION AGREEMENT (“Arbitration Agreement”) is made by and between 1st Pacific Bancorp, a California corporation (“Bancorp”), and 1st Pacific Bank of California, a California state-chartered bank (“Bank”), and Larry Prosi (the “Executive”), effective as of the date that the Employment Agreement between Bank, Bancorp and Executive executed contemporaneously herewith (the “Employment Agreement”), becomes effective.

The purpose of this Arbitration Agreement is to establish final and binding arbitration for disputes arising out of Executive’s employment, the Employment Agreement or the termination of Executive’s employment.  Executive and Bank and Bancorp desire to arbitrate their disputes on the terms and conditions set forth below, in order to gain the benefits of a speedy, impartial dispute-resolution procedure.  Executive and Bank and Bancorp agree to the following:

1.                                       Claims Covered By The Arbitration Agreement.  Executive, Bank and Bancorp mutually consent to the resolution by final and binding arbitration of all claims or controversies (“claims”) that Bank and/or Bancopr may have against Executive or that Executive may have against Bank, Bancorp or against either of their officers, directors, partners, employees, agents, pension or benefit plans, administrators, or fiduciaries, or any subsidiary or affiliated company or corporation (collectively referred to as the “Employer”), relating to, resulting from, or in any way arising out of Executive’s employment relationship with the Employer, the Employment Agreement and/or the termination of Executive’s employment relationship with the Employer, to the extent permitted by law.  The claims covered by this Arbitration Agreement include, but are not limited to, claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims; claims for discrimination and harassment (including, but not limited to, race, sex, religion, national origin, age, marital status or medical condition, disability, sexual orientation, or any other characteristic protected by federal, state or local law); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one); and claims for violation of any public policy, federal, state or other governmental law, statute, regulation or ordinance.

2.                                       Required Notice Of Claims And Statute Of Limitations.  Executive may initiate arbitration by serving or mailing a written notice to the Board of Directors of Bancorp at Bancorp’s administrative headquarters, care of the Corporate Secretary.  The Employer may initiate arbitration by serving or mailing a written notice to Executive at his last known address.  The written notice must specify the claims asserted against the other party.  Notice of any claim sought to be arbitrated must be served within the limitations period established by applicable federal or state law.

3.                                       Arbitration Procedures.  After demand for arbitration has been made by serving written notice under the terms of Section 3 of this Arbitration Agreement, the party demanding arbitration shall file a demand for arbitration with the American Arbitration Association (“AAA”).  Except as otherwise provided in this Arbitration Agreement, the arbitration will be conducted according to the then applicable arbitration rules of AAA for the arbitration of employment disputes.

4.                                       Discovery.  Discovery shall be allowed and conducted pursuant to the then applicable arbitration rules of AAA for the arbitration of employment disputes.

5.                                       Choice of Law.  The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California, or federal law, or both, as applicable to the claim(s) asserted.  The arbitrator shall have authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Arbitration Agreement, including but not limited to any claim that all or any part of this Arbitration Agreement is void or voidable.

6.                                       Summary Judgment.  Either party may file a motion for summary judgment with the arbitrator.  The arbitrator is entitled to resolve some or all of the asserted claims through such a motion.  The standards to be applied by the arbitrator in ruling on a motion for summary judgment shall be the applicable laws as specified in Section 5 of this Arbitration Agreement.

7.                                       Application For Emergency Injunctive And/Or Other Equitable Relief.  Claims by the Employer or Executive for emergency injunctive and/or other equitable relief relating to unfair competition and/or the use and/or unauthorized disclosure of trade secrets or confidential information shall be subject to the then current version of the AAA’s Optional Rules for Emergency Measures of Protection set forth within the AAA’s Commercial Dispute Resolution Procedures.  The AAA shall appoint a single emergency arbitrator to handle the claim(s) for emergency relief.  The emergency arbitrator selected by the AAA shall be either a retired judge or an individual experienced in handling matters involving claims for emergency injunctive and/or other equitable relief relating to unfair competition and the use or unauthorized disclosure of trade secrets and/or confidential information.

8.                                       Arbitration Decision.  The arbitrator’s decision will be final and binding.  The arbitrator shall issue a written arbitration decision revealing the essential findings and conclusions upon which the decision and/or award is based.  A party’s right to appeal the decision is limited to grounds provided under applicable federal or state law.

9.                                       Place Of Arbitration.  The arbitration will be at a mutually convenient location, which must be within 50 miles of Executive’s last employment location with the Employer.  If the parties cannot agree upon a location, then the arbitration will be held at AAA’s office nearest to Executive’s last employment location with the Employer.

10.                                 Severability.  Should any portion of this Arbitration Agreement be found to be unenforceable, such portion will be severed from this Arbitration Agreement, and the remaining portions shall continue to be enforceable.

11.                                 Section Headings.  The section headings of this Arbitration Agreement are intended solely for the convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in interpretation of any provisions hereof.

12.                                 Construction.  This Arbitration Agreement shall not be interpreted for or against any party on the basis that such party or its legal representative caused part or all of this Arbitration Agreement to be drafted.

13.                                 Consideration.  The Employer’s offer to employ Executive, and the promises by the Employer and Executive to arbitrate differences, rather than litigate them before courts or other bodies, provide consideration for each other.

14.                                 Fees and Costs.  Each party may be represented by an attorney or other representative selected by the party.  Each party shall be responsible for its own attorneys’ or representative’s fees.  However, if any party prevails on a statutory claim which affords the prevailing party’s attorneys’ fees, or if there is a written agreement providing for fees, the arbitrator may award reasonable fees to the prevailing party.  In no event shall Executive be required to pay administrative fees, including arbitrator’s fees, beyond the fees which would have been incurred by Executive, if any, had the dispute(s) arbitrated under this Arbitration Agreement been litigated in state or federal court; the Employer shall be responsible for all administrative fees exceeding such amount.

15.                                 Enforcement of Arbitration Agreement.  Should either party file a court action concerning or refuse to arbitrate a claim which is subject to arbitration under this Arbitration Agreement, the other party shall be entitled to recover its costs and reasonable attorneys’ fees incurred in enforcing this Arbitration Agreement in court.

16.                                 Sole And Entire Agreement.  This Arbitration Agreement expresses the entire agreement of the parties and there are no other agreements, oral or written, concerning arbitration, except as provided herein, and except for the Employment Agreement which incorporates this Arbitration Agreement by reference.  By itself, this Arbitration Agreement is not, and shall not be construed to create, any contract of employment, express or implied.

17.                                 Requirements for Modification or Revocation.  This Arbitration Agreement shall survive the termination of Executive’s employment.  It can only be revoked or modified by a writing signed by the Chairperson of the Personnel Committee of Bancorp’s Board of Directors, the Chairperson of Bancorp’s Board of Directors or another person specifically designated by the Board of Directors of Bancorp and Executive, that specifically states an intent to revoke or modify this Arbitration Agreement.

18.                                 Waiver of Jury Trial/Exclusive Remedy.  EXECUTIVE AND THE EMPLOYER WAIVE ANY CONSTITUTIONAL OR STATUTORY RIGHT TO HAVE ANY DISPUTE BETWEEN THEM COVERED BY THE TERMS OF THIS ARBITRATION AGREEMENT DECIDED BY A COURT OF LAW AND/OR BY A JURY IN A COURT.

19.                                 Voluntary Agreement.  EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS CAREFULLY READ THIS ARBITRATION AGREEMENT, UNDERSTANDS ITS TERMS, AND AGREES THAT ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN THE EMPLOYER AND EXECUTIVE RELATING TO THE SUBJECTS COVERED IN THE ARBITRATION AGREEMENT ARE CONTAINED IN IT.  EXECUTIVE

HAS VOLUNTARILY ENTERED INTO THE ARBITRATION AGREEMENT WITHOUT RELIANCE ON ANY PROVISIONS OR REPRESENTATIONS BY THE EMPLOYER, OTHER THAN THOSE CONTAINED IN THIS ARBITRATION AGREEMENT OR EMPLOYMENT AGREEMENT INTO WHICH IT IS INCORPORATED BY REFERENCE.

EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE HAS BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS ARBITRATION AGREEMENT AND THE EMPLOYMENT AGREEMENT WITH EXECUTIVE’S PRIVATE LEGAL COUNSEL AND EXECUTIVE HAS UTILIZED THAT OPPORTUNITY TO THE EXTENT DESIRED.

Dated:
Larry Prosi, Executive

1st PACIFIC BANK OF CALIFORNIA,
a California state-chartered bank

Dated:	By:
A. Vincent Siciliano, Chief Executive Officer

1st PACIFIC BANCORP,
a California corporation

Dated:	By:
A. Vincent Siciliano, Chief Executive Officer

EXHIBIT C

NON-QUALIFIED STOCK OPTION AGREEMENT

1ST PACIFIC BANCORP 2007 OMNIBUS STOCK INCENTIVE PLAN

Non-Qualified Stock Option Agreement

THIS Non-Qualified Stock Option Agreement (“Award Agreement”) is made this 21st day of December, 2007, between 1st Pacific Bancorp (the “Company”) and Larry Prosi (“Participant”) pursuant and subject to the provisions of the 1st Pacific Bancorp 2007 Omnibus Stock Incentive Plan (the “Plan”).  Unless otherwise defined herein, all terms used in this Award Agreement that are defined in the Plan shall have the meaning as defined in the Plan.

1.             Award of Non-Qualified Stock Option.  Pursuant to the provisions of the Plan, the Company will and hereby does award to the Participant  Non-Qualified Stock Options to purchase up to Fifty-Two Thousand Seven Hundred and Twelve (52,712) shares of Common Stock (“Shares”).  Subject to the other terms of this Award Agreement and the provisions of the Plan that accelerate or terminate vesting or result in early termination in certain circumstances, these Non-Qualified Stock Options shall be exercisable only with respect to vested shares, on or after the applicable Vesting Date, under the following terms:

(a)           Non-Performance Based Vesting Schedule:  The Non-Qualified Stock Option for 4,178 shares shall vest in Participant and may be exercised by Participant on November 15, 2007.  The Non-Qualified Stock Option for 7,778 shares shall vest in Participant and may be exercised by Participant on November 15, 2008.  The Non-Qualified Stock Option for 7,778 shares shall vest in Participant and may be exercised by Participant on November 15, 2009.  The Non-Qualified Stock Option for 7,778 shares shall vest in Participant and may be exercised by Participant on November 15, 2010.  The Non-Qualified Stock Option for 3,600 shares shall vest in Participant and may be exercised by Participant on November 15, 2011.  The Non-Qualified Stock Option for 3,600 shares shall vest in Participant and may be exercised by Participant on November 15, 2012.

(b)           Performance Based Vesting Schedule:  Vesting of the Non-Qualified Stock Option for the remaining 18,000 shares is subject to a performance-based graded vesting schedule that annually measures ROAE of 1st Pacific Bank of California (the “Bank”) for the Performance Period against ROAE of the Comparative Group for that same Performance Period.  Each “Performance Period” shall be the calendar year.  The first Performance Period under this Agreement shall run from January 1, 2008 to December 31, 2008.  A maximum of 3,600 shares can become vested for any single Performance Period.  Vesting shall be based on the Bank’s ROAE during each Performance Period relative to the Comparative Group for that same Performance Period, as shown on the following table:

Bank ROAE Relative to Comparative Group (Performance Standard)	Vesting Amount

2008 Performance Period: Bank ROAE must be equal to or greater than the ROAE at the top of the lower 33rd percentile of members of the Comparative Group	3,600 Shares

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2009 Performance Period: Bank ROAE must be equal to or greater than the ROAE at the top of the 50th percentile of members of the Comparative Group	3,600 Shares

2010 Performance Period: Bank ROAE must be equal to or greater than the ROAE at the top of the 50th percentile of members of the Comparative Group	3,600 Shares

2011 Performance Period: Bank ROAE must be equal to or greater than the ROAE at the top of the 50th percentile of members of the Comparative Group	3,600 Shares

2012 Performance Period: Bank ROAE must be equal to or greater than the ROAE at the top of the 50th percentile of members of the Comparative Group	3,600 Shares

Each Performance Period after 2012: Bank ROAE must be equal to or greater than the ROAE at the top of the 50th percentile of members of the Comparative Group	100% of available Roll Forward Shares, if any, provided that a maximum of 3,600 Shares may vest for any given Performance Period)

Vesting can occur for a given Performance Period only if the Participant is still employed by the Company (or a subsidiary thereof) on the last day of that Performance Period.

The Company may, in its discretion, lower the performance standards for any given Performance Period.  The Company shall lower the performance standards for any given Performance Period to match the actual and ultimate performance goals applicable under the 1st  Pacific Bank of California Incentive Compensation Plan for Senior Management.

(c)  Roll Forward Shares:  Any unvested performance-based shares that do not become vested for a Performance Period shall be rolled forward for possible vesting in a subsequent Performance Period.  For example, if the performance standards are not met for the first two Performance Periods (2008 and 2009), then there will still be 18,000 unvested shares available for vesting after 2009.  Continuing this example, if the performance standards are met for 2010, then 3,600 of the 18,000 unvested shares will vest for that 2010 Performance Period, and the remaining 14,400 shares will roll forward for possible vesting in subsequent Performance Periods.  All unvested shares will continue to roll forward to subsequent Performance Periods during the term of this Award Agreement.  A maximum of 3,600 shares can become vested for any single Performance Period.

(d)  Vesting Date:  The Committee shall make the determination of whether the above vesting Schedule is satisfied for a given Performance Period using the information applicable to the Performance Period for the Bank and the Comparative Group.  Such determination shall occur as soon as administratively possible following such Performance Period, and in no event

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later than two weeks after such data is available by the FFIEC following the Performance Period for which ROAE would be measured.  Notwithstanding anything in this Agreement to the contrary, if ROAE of one or more members of a Comparative Group cannot be calculated as of the end of a Performance Period because such information is not available or for any other reason, then ROAE of such member of the Comparative Group shall be calculated and construed in a manner that is most favorable to the Participant.

(e)  ROAE Defined:  For purposes of this Agreement, and as applied to the Bank and each member of the Comparative Group, ROAE for the Performance shall be as set forth in the FFIEC data base.

(f)  Comparative Group Defined:  Until Such time as changed with the consent of the Participant, the Comparative Group for purposes of this Agreement shall consist of the following:

1. 1st Centennial Bank	Redlands, California
2. American Business Bank	Los Angeles, California
3. American River Bank	Sacramento, California
4. Bank of Alameda	Alameda, California
5. Bridge Bank, N.A.	San Jose, California
6. Butte Community Bank	Chico, California
7. Desert Hills Bank	Phoenix, Arizona
8. First Commerce Bank	Encino, California
9. First National Bank of Northern California	Daly City, California
10. Heritage Oaks Bank	Paso Robles, California
11. National Bank of California	Los Angeles, California
12. Nevada Security Bank	Reno, Nevada
13. Pacific State Bank	Stockton, California
14. Premier Commercial Bank	Anaheim, California
15. Premier Valley Bank	Fresno, California
16. Regents Bank, N.A.	La Jolla, California
17. Valley Business Bank	Visalia, California

Notwithstanding the foregoing, the Company reserves the right to adjust the Plan’s Comparative Group from time to time.  If the Participant and the Company do not agree on the Company’s proposed adjustments, then the Participant shall have the right to present his position to the full board of directors.  In that event , implementing the adjustments proposed by the Company shall require a two-thirds majority of those directors present and eligible to vote.

2.             Exercise Price.  The exercise price of this Award is Ten Dollars and Twenty-Five Cents ($10.25) per Share, which is not less than the Fair Market Value of Common Stock on the date of grant of this Award.  The exercise price per Share shall be paid upon exercise of all or any part of each installment which has become exercisable by the Participant.  Payment of the exercise price shall be made by cash at the time of exercise.

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3.             Minimum Exercise.  The minimum number of Shares with respect to which this Award may be exercised at any one time is the lesser of 500 or the number of Shares as to which this Award is exercisable at the date of exercise.

4.             Taxation.  The Participant acknowledges that federal and state income and payroll tax may apply upon exercise of this Award.  The Participant hereby agrees that if withholding is required, the Company shall withhold applicable taxes on such amount from other income or assets payable to the Participant as required to satisfy all withholding requirements.  If withholding pursuant to the foregoing sentence is insufficient (in the sole judgment of the Company) to satisfy the full withholding obligation, the Participant agrees that he or she will pay over to the Company the amount of cash necessary to satisfy such remaining withholding obligation on the date this Award is exercised or at a time thereafter specified in writing by the Company.

5.             Assurances Upon Exercise.  The Participant hereby makes the following representations, and the Company may require any person to whom this Award is transferred under Section 9 of this Award Agreement to make the following representations, as a condition of exercising this Award: (i) that he or she has the requisite knowledge and experience in financial and business matters and/or he or she will employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters, and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising this Award; and (ii) that he or she is acquiring Shares subject to this Award for such person’s own account and not with any present intention of selling or otherwise distributing the Shares.  The foregoing requirements and assurances given pursuant to such requirements, shall be inoperative if: (i) the issuance of the Shares upon the exercise of this Award has been registered under a then currently effective registration statement under the Securities Act of 1933, as amended; or (ii) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws.  The Company may, upon advice of counsel to the Company, place legends on stock certificates issued upon exercise of this Award as such counsel deems necessary or appropriate in order to comply with Applicable Laws, including, but not limited to, legends restricting the transfer of the stock.

6.             Term.  The term of this Award Agreement commences on the date hereof and, unless sooner terminated as set forth in the Plan, terminates ten (10) years from the date it was granted.  Notwithstanding the provisions of Section 6.4(b) of the Plan, if the Participant’s employment with the Company is terminated as described in Section 4.1.5 of the Participant’s Employment Agreement dated December 21, 2007 (the “Employment Agreement”), then this Option shall remain exercisable for the remainder of the otherwise applicable term of the Award Agreement, notwithstanding such termination, provided that the Participant complies with the Business Protection Covenants of Section 6.6 of the Employment Agreement.  If the Participant fails to comply with the Business Protection Covenants of Section 6.6 of the Employment Agreement, then the Options under this Award Agreement shall be automatically terminated.

7.             Participant Acknowledgments. By executing this Award Agreement, the Participant acknowledges and agrees as follows:

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(a)           The Participant and his or her transferees have no rights as a shareholder with respect to any Shares covered by this Award Agreement until the date of the issuance of a stock certificate for such Shares.

(b)           The Company is not providing the Participant with advice, warranties or representations regarding any of the legal or tax effects to the Participant with respect to this Award Agreement or the Fair Market Value of the Common Stock.

8.             Notice of Exercise.  This Award may be exercised, to the extent specified above, by delivering written notice of exercise together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require pursuant to the Plan.  The notice must specify the number of Shares to be purchased upon exercise and a date within fifteen (15) days after receipt of the notice by the Company on which the purchase is to be completed.

9.             Transferability.  Other than pursuant to a domestic relations order (within the meaning of Rule 16a-12 promulgated under the Exchange Act) and unless determined otherwise by the Administrator, this Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution, and may be exercised, during the lifetime of the Participant, only by the Participant.

10.           Securities Registration.  THE SECURITIES BEING OFFERED HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS SUCH SECURITIES ARE INCLUDED IN AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ARE QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS, OR SUCH OFFER, SALE OR TRANSFER IS EXEMPT THEREFROM.

11.           Successors and Assigns.  Except as otherwise expressly provided herein, this Award Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective representatives, successors and assigns.  The Participant may not assign any of his or her rights or delegate any of his or her duties hereunder, without the written consent of the Company, which may be withheld in its sole and absolute discretion, and any such attempted assignment or delegation without such consent shall be void.

12.           Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given to the Company when received by the Secretary of the Company, and to the Participant on the second business day following the date mailed by United States Mail, postage prepaid, at the following addresses, or at such other address as shall be given in writing by either party to the other:

Company:	A. Vincent Siciliano
Chief Executive Officer
1st Pacific Bank of California
9333 Genesee, Suite 300

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San Diego, CA 92121
Fax: (858) 875-2020

Participant:	Larry Prosi
C/O 1st Pacific Bank of California
9333 Genesee, Suite 300
San Diego, CA 92121
Fax: (858) 875-2020

13.           Choice of Law and Venue.  This Award Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the conflict of laws provisions thereof.  Any legal proceeding arising out of this Award Agreement shall be brought only in a state or federal court of competent jurisdiction located in San Diego, California.

14.           Amendment.  This Award Agreement may be amended or modified only by the written agreement of all parties hereto.

15.           Entire Agreement.  The Plan and this Award Agreement and the other documents delivered hereunder constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof, and supersede all prior agreements, understanding, inducements or conditions, express or implied, oral or written, relating to the subject matter hereof, except as herein contained.  The express terms of the Plan and this Award Agreement control and supersede any course of performance and/or usage of trade inconsistent with any of the terms hereof.

16.           Attorney Fees.  If any legal action is necessary to enforce the terms of this Award Agreement, the prevailing party shall be entitled to recover, in addition to other amounts to which the prevailing party may be entitled, actual attorneys’ fees and costs.

17.           Severability.  The provisions of this Award Agreement are severable.  In the event that one or more of the provisions contained in the Plan or this Award Agreement or in any other agreement referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity or unenforceability shall not effect the remaining provisions of the Plan or the Award Agreement.  Further a court of competent jurisdiction shall have the authority to rewrite, interpret or construe the terms of the Plan and Award Agreement so as to render them enforceable to the maximum extent allowed by law, consistent with the intent of the parties as evidenced hereby.

18.           Counterparts.  This Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, 1st Pacific Bancorp has caused this Award Agreement to be signed by the Administrator, and the Participant has affixed his or her signature hereto.

1st Pacific Bancorp:

A. Vincent Siciliano, Chief Executive Officer

ACCEPTANCE AND ACKNOWLEDGMENT

I, a resident of the State of California, accept the Non-Qualified Stock Option Award described in this Award Agreement and in the Plan, and acknowledge receipt of a copy of the Plan and this Award Agreement.  I further acknowledge that I have read the Plan and Award Agreement carefully, I fully understand their contents, and I agree to be bound by the same.

Dated:
Larry Prosi